Exhibit 99

RF Monolithics Reports Second Quarter Results

Year-over-Year Sales Increase 16% With 40% Gross Profit Margin

DALLAS--(BUSINESS WIRE)--RF Monolithics, Inc. (NASDAQ:RFMI) today reported sales for the second quarter ended February 29, 2008 of $14.3 million, up 16% from the $12.3 million reported in the second quarter of the prior year. The Company reported a net loss, calculated in accordance with generally accepted accounting principles (“GAAP”), of $102,000 or $0.01 per diluted share compared to a GAAP net loss of $4.0 million or $0.44 per diluted share for the second quarter of the prior year. The prior year’s second quarter included $2.4 million in one-time, non cash asset impairment costs related to the Company’s initiative to transfer its fabrication operations offshore. The Company reported a non-GAAP net income, which excludes intangible acquisition expenses, restructuring expenses, and stock compensation expense, of $344,000 or $0.03 per diluted share for the second quarter 2008.

The Company’s sales during the first six months of fiscal 2008 were $30.5 million, compared to $28.2 million for the prior year’s first six months. For the six months ended February 29, 2008, GAAP net income was $11,000 or $0.00 per diluted share compared to GAAP net loss of $4.3 million or $0.48 per diluted share for the same period of the prior year. Non-GAAP net income was $1.0 million or $0.10 per diluted share.

President and CEO David M. Kirk, commented, “We reported a strong second quarter. Our sales growth was on target with an increase of 16% over last year’s second quarter. Gross profit margin at 40% was an improvement comparatively and sequentially to prior quarters, as expected. This margin improvement reflects costs benefits of transitioning manufacturing offshore and a 50/50 product mix of our wireless solution and wireless component products. Our non-GAAP EPS was within guidance for the quarter at $0.03 per diluted share.

“Since announcing our strategy and performance goals for fiscal year 2008 a year ago, we have made sustained improvement toward those goals. Our sales growth has been on track, we continue to move toward our desired product mix and our gross profit margins have improved 1,000 basis points from 30% to 40%. In short, we have executed our strategic business plan to transform the Company to become a major player in the M2M marketplace while maintaining our position as a leading component supplier.

“Current economic uncertainty is making it more difficult to predict our progress for the second half of fiscal year 2008. The magnitude of the impact the tightening economy will have on our customer base and target markets is unclear. While we expect our sales will be flat with the prior year’s third quarter sales of $13.4 million, due to the uncertainty, we are widening our sales guidance to a range of $12.8 million to $14.0 million. Gross margins are anticipated to be in the 35% to 38% range as our product mix may not be as favorable and we incur further costs completing the transition of some customers to newer versions of our low-power components. We expect non GAAP EPS to be a net loss of $0.02 to $0.08 per share. With continued economic uncertainties limiting our visibility, we are reverting to our prior practice of providing only quarterly guidance and therefore will not provide guidance beyond the third quarter. We will continue to push forward with our M2M strategies as results have demonstrated what we expected from our transformation.”

Company Highlights:

  Year-over-year sales growth of 16%.
  Record sales of $30.5 million for the first six months of the year.
  Gross Profit Margin improved 300 basis points over the previous 1st quarter to 40%, the fourth quarter of consecutive improvement, reflecting the positive impact of the company’s restructuring.
  First quarter to report revenue from a deployment of a complete wireless solution combining hardware, software and field implementation services. The application is for energy management at a major theme park.
  Restructuring expense included the impact of gains on sales of excess manufacturing equipment, resulting in a negative total expense of $44,000. It also included severance costs, costs associated with our closing our vacant manufacturing facilities and consulting costs related to further integration of our subsidiary companies.

  Began the next phase of integration of subsidiaries into an M2M focused organization. Within the next quarter a new website will be rolled out, space requirements will be optimized, and other operational efficiencies will improve.

Product Mix for current and comparative quarter sales were:

Wireless Solutions Group	Q2 FY08	Q1 FY08	Q2 FY07
-- Aleier/Cirronet Brands	$ 3.3 Million	$ 3.8 Million	$ 3.4 Million
-- RFM Brands (Virtual WireTM/RFIC)	$ 3.8 Million	$ 3.6 Million	$ 2.7 Million
Subtotal	$ 7.1 Million	$ 7.4 Million	$ 6.1 Million

Wireless Components Group
-- Low-power Components	$ 2.8 Million	$ 2.3 Million	$ 1.9 Million
-- Filter Products	$ 3.9 Million	$ 5.9 Million	$ 3.7 Million
-- Frequency Control Modules	$ 0.5 Million	$ 0.6 Million	$ 0.6 Million
Subtotal	$ 7.2 Million	$ 8.8 Million	$ 6.2 Million

Total Sales	$ 14.3 Million	$ 16.2 Million	$ 12.3 Million

Market Diversification for current and comparative quarter sales was:

	Q2 FY08[a]	Q1 FY08[a]	Q2 FY07[a]
-- Automotive	25%	25%	25%
-- Consumer	24%	18%	13%
-- Industrial	27%	32%	36%
-- Telecom	8%	12%	11%
-- Other	16%[b]	13%[b]	15%[b]

Geographic Diversification for current and comparative quarter sales was:

	Q2 FY08	Q1 FY08	Q2 FY07
-- North America	54%	55%	61%
-- Europe	16%	12%	14%
-- Asia and the rest of the world	30%	33%	25%

a Distribution sales are recognized upon shipment. Allocation of distribution sales is estimated based upon point-of-sales information provided by the distributors.

b Other includes government and medical applications and those sales through distribution that are not considered material for tracking by application by our distributors.

We held our fiscal year 2007 annual shareholders meeting in January as planned and all the Company’s proposals put before the shareholders were approved. Voting results will be provided in the Company’s 2Q 10Q to be filed with the SEC in April.

Non-GAAP Financial Measures

We report net income and earnings per share (EPS) on a GAAP basis and non-GAAP basis. We believe that non-GAAP financial measures provide useful supplemental information to investors, offer a better understanding of results of operations as seen through the eyes of management and facilitate financial comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses or unusual items that may obscure trends in our underlying performance. We use these non-GAAP financial measures internally to make strategic decisions, forecast future results and evaluate our financial performance. These non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net income or loss or income or loss per share in accordance with GAAP. Reconciliation of reported net income or loss and reported income or loss per share to non-GAAP net income or loss and non-GAAP income or loss per share respectively are included at the end of this news release.

About RFM:

RF Monolithics, Inc., headquartered in Dallas, Texas, is enabling the next generation of wireless applications with a solutions-driven, technology-enabled approach to wireless connectivity. The RFM Companies (which include wholly-owned subsidiaries Cirronet and Aleier) offers a broad range of low-power wireless solutions – from comprehensive industrial wireless sensor networks to high-performance enterprise asset management software – extending the internet to communicate with billions of unconnected machines. RFM was named to M2M Magazine’s “2007 M2M 100” and “2008 M2M 100” list of the most important and influential machine-to-machine technology providers. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.rfm.com.

Forward-Looking Statements:

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe”, “expect”, “plan”, “anticipate”, “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results, and benefits of our acquisitions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the ability to integrate acquisitions and alliances as planned, successful transition to a fabless business model, operation of a services business, the highly competitive market in which we operate, rapid changes in technologies that may displace products and services sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of sales or profitability. as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2007. We do not assume any obligation to update any information contained in this release.

Management Conference Call:

RFM will host a Conference Call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing toll-free 1-866-752-1354, ask to be connected to the RF Monolithics Management Conference Call (Reservation No. 38913310). Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-800-642-1687 (Reservation No. 38913310). This replay will be active from 7:00 p.m. ET March 20 through April 21, 2008.

Internet Access- RFM at http://www.rfm.com. Click RFM, select “About RFM” select Investor Relations, select Webcast then click on “Webcast Live”. You may also access the Conference Call at http://thomsonfinancial.com.

RF Monolithics, Inc. and Subsidiaries Unaudited Condensed Consolidated Statements of Operations (In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Sales	$14,307	$12,348	$30,545	$28,151
Cost of sales	8,571	9,713	18,783	19,939
Gross profit	5,736	2,635	11,762	8,212

Research and development	2,017	2,236	3,958	4,353
Sales and marketing	2,335	1,915	4,661	4,134
General and administrative	1,356	1,084	2,830	2,270
Restructuring	(44)	1,201	55	1,437
Operating expenses	5,664	6,436	11,504	12,194
Income (loss) from operations	72	(3,801)	258	(3,982)
Other income (expense) net	(169)	(175)	(234)	(328)
Income (loss) before income taxes	(97)	(3,976)	24	(4,310)
Income tax expense	5	13	13	14
Net income (loss)	($102)	($3,989)	$11	($4,324)
Earnings per share:
Basic	($0.01)	($0.44)	$0.00	($0.48)
Diluted	($0.01)	($0.44)	$0.00	($0.48)
Weighted average common
Shares outstanding:
Basic	9,585	9,001	9,471	8,918
Diluted	9,585	9,001	10,371	8,918

RF Monolithics, Inc. and Subsidiaries Unaudited Reconciliation of GAAP to Non-GAAP Net Income (In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

GAAP net income (loss) Add back:	($102)	($3,989)	$ 11	($4,324)
Amortization of acquisition intangible
Assets and asset write-ups	399	456	797	912

Stock compensation expense	91	115	272	210
Other:
Restructuring expense	(44)	1,201	55	1,437
Inventory obsolescence		1,198		1,198
Net gain on sale of equipment	0	0	(108)	0
Subtotal adjustments	446	2,970	1,016	3,757
Non-GAAP net income (loss)	$ 344	($1,019)	$1,027	($567)

Non-GAAP earnings per share:
Basic	$0.04	($0.11)	$0.11	($0.06)
Diluted	$ 0.03	($0.11)	$ 0.10	($0.06)

RF Monolithics, Inc. Unaudited Condensed Consolidated Balance Sheets (In Thousands)

	February 29,	August 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,216	$2,404
Accounts receivable - net	9,185	9,583
Inventory – net	8,772	8,648

Other current assets	586	575
Total current assets	19,759	21,210
Property and equipment - net	3,298	3,891
Goodwill	11,303	11,303

Acquisition intangible assets, net	9,572	10,320

Other assets - net	989	939
Total	$44,921	$47,663
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Acquisition related liabilities	$0	$5,118

Other liabilities	7,027	8,321

Total current liabilities	7,027	13,439

Other liabilities	8,697	5,654

Total Liabilities	15,724	19,093
Stockholders’ equity	29,197	28,570
Total	$44,921	$47,663

CONTACT:
PR Financial Marketing, LLC
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com
or
RF Monolithics, Inc.
Carol Bivings, 972-448-3767
Director IR
bivings@rfm.com